                                                                                          EXHIBIT 12
SBC COMMUNICATIONS INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions


                                    SIX MONTHS ENDED
                                    JUNE 30,                       YEAR ENDED DECEMBER 31,

                                    1995       1994      1994     1993     1992     1991     1990

Income Before Income Taxes,
Extraordinary Loss and
Cumulative Effect of Changes in
 Accounting Principles*             $ 1,244.7  $1,036.4  $2,300.0 $1,882.9 $1,701.2 $1,557.0 $1,541.4
  Add:  Interest Expense                260.0     232.7     480.2    496.2    530.0    577.7    529.7
      1/3 Rental Expense                 17.7      20.0      41.8     41.0     45.1     37.5     43.4


  Adjusted Earnings                 $ 1,522.4  $1,289.1  $2,822.0 $2,420.1 $2,276.3 $2,172.2 $2,114.5


Total Interest Charges              $   260.0  $  232.7  $  480.2 $  496.2 $  530.0 $  577.7 $  529.7
1/3 Rental Expense                       17.7      20.0      41.8     41.0     45.1     37.5     43.4


  Adjusted Fixed Charges            $   277.7  $  252.7  $  522.0 $  537.2 $  575.1 $  615.2 $  573.1


Ratio of Earnings to Fixed Charges       5.48      5.10      5.41     4.51     3.96     3.53     3.69

*Undistributed earnings on investments accounted for under the equity method have been excluded.
